Registration No. 333-

As filed with the Securities and Exchange Commission June 21, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dime Community Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

New York	11-2934195
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

898 Veterans Memorial Highway, Suite 560
Hauppauge, New York 11788
(Address of Principal Executive Offices)

Dime Community Bancshares, Inc. 2021 Equity Incentive Plan
(Full Title of the Plan)

Copies to:

Kevin M. O’Connor, Chief Executive Officer	John J. Gorman, Esquire
Patricia M. Schaubeck, EVP and General Counsel	Max Seltzer, Esquire
Dime Community Bancshares, Inc.	Luse Gorman, PC
898 Veterans Memorial Highway, Suite 560	5335 Wisconsin Ave., N.W., Suite 780
Hauppauge, New York 11788	Washington, DC 20015-2035
(631) 537-1000	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ◻	Accelerated filer ⌧
Non-accelerated filer ◻ (Do not check if a smaller reporting company)	Smaller reporting company ◻
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	1,200,000	$33.31(2)	$39,972,000	$4,361

_________________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Dime Community Bancshares, Inc. 2021 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Dime Community Bancshares, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1) and 230.457(c) under the Securities Act.

_________________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.
Items 1 and 2.  Plan Information and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II.
Item 3.  Incorporation of Documents by Reference
The following documents previously filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):
(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (File No. 001-34096), filed with the Commission on March 15, 2021;
(2) The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December  31, 2020 from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 16, 2021;
(3) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 10, 2021.
(4) The Company’s Current Reports on Form 8-K filed on January 8, 2021, February 1, 2021 (as amended on March 8, 2021), February 2, 2021, May 28, 2021 and June 15, 2021; and
(5) The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on June 9, 2008 and February 1, 2021 (File No. 001-34096), as updated by the description of our common stock contained in Exhibit 4.1 to the Form 10-K for the fiscal year ended December 31, 2020 (File No. 001-34096) filed with the Commission on March 15, 2021, and including any subsequent amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.
Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities
Not applicable.
Item 5.  Interests of Named Experts and Counsel
None.
Item 6.  Indemnification of Directors and Officers

Article V of the Company’s Bylaws provides as follows:

Section 501 - Right to Indemnification
Any person who was, is, or is threatened to be made a party to any action or proceeding, whether civil or criminal (including an action by or in the right of the Corporation or any other corporation, partnership, join venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of this Corporation), by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, shall be indemnified by the Corporation against all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense or appeal of any such action or proceeding, and against any other amounts, expenses and fees similarly incurred; provided that no indemnification shall be made to or on behalf of any director or officer where indemnification is prohibited by applicable law. This right of indemnification shall include the right of a director or officer to receive payment from the Corporation for expenses incurred in defending or appealing any such action or proceeding in advance of its final disposition; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified. The preceding right of indemnification shall be a contract right enforceable by the director or officer with respect to any claim, cause of action, action or proceeding accruing or arising while this Bylaw shall be in effect.

Section 502 - Authorization of Indemnification
Any indemnification provided for by Section 501 shall be authorized in any manner provided by applicable law or, in the absence of such law;

(a)           By the Board of Directors acting by a quorum of directors who are not parties to such action or proceeding, upon a finding that there has been no judgment or other final adjudication adverse to the director or officer which establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or

(b)           If a quorum under clause (a) is not obtainable, (i) by the Board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because there has been no such judgment or other final adjudication adverse to the director or officer, or (ii) by the shareholders upon a finding that there has been no such judgment or other final adjudication adverse to the director or officer.

Section 503 - Right of Claimant to Bring Suit
If a claim of indemnification is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to recover the expenses of prosecuting such claim.

Section 504 - Non-Exclusivity of Rights
The rights conferred on any person under this Article shall not be exclusive of any other right which may exist under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Section 505 - Insurance
Subject to the laws of New York, the Corporation may maintain insurance, as its expense, to protect itself and any director, officer, employee or agent of the Corporation against any expense, liability or loss of the general nature contemplated by this Article, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the laws of New York.

Section 506 - Severability
It is the intent of the Corporation to indemnify its officers and directors to the fullest extent authorized by the laws of New York as they now exist or may hereafter be amended. If any portion of this Article shall for any reason be held invalid or unenforceable by judicial decision or legislative amendment, the valid and enforceable provisions of this Article will continue to be given effect and shall be construed so as to provide the broadest indemnification permitted by law.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.
Regulation S-K Exhibit Number	Document

4.1
Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on February 2, 2021 (File No. 001-34096))

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on February 1, 2021 (File No. 001-34096))

5	Opinion of Luse Gorman, PC

10.1
Dime Community Bancshares, Inc. 2021 Equity Incentive Plan (Incorporated by reference to Appendix 1 to the proxy statement for the Annual Meeting of Shareholders of Dime Community Bancshares, Inc. (File No. 001-34096), filed by Dime Community Bancshares, Inc. under the Exchange Act on April 16, 2021).

10.2	Form of Time-Based Restricted Stock Award

10.3	Form of Performance-Based Restricted Stock Award

10.4	Form of Incentive Stock Option Award Agreement

10.5	Form of Non-Qualified Stock Option Award Agreement

10.6	Form of Performance-Based Restricted Stock Unit Agreement

23.1	Consent of Luse Gorman, PC (contained in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (contained on signature page)

Item 9.  Undertakings
The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
 (i)  to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;
4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, County of Suffolk, New York, on this 14th day of June, 2021.
DIME COMMUNITY BANCSHARES, INC.
By:	/s/ Patricia M. Schaubeck
Patricia M. Schaubeck
Executive Vice President – General Counsel
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Dime Community Bancshares, Inc. (the “Company”) hereby severally constitute and appoint Kevin M. O’Connor, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Kevin M. O’Connor may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued under the Dime Community Bancshares, Inc. 2021 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Kevin M. O’Connor shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ Kevin M. O'Connor	Chief Executive Officer and Director	June 15, 2021
Kevin M. O’Connor	(Principal Executive Officer)

/s/ Avinash Reddy	Senior Executive Vice President and	June 11, 2021
Avinash Reddy	Chief Financial Officer (Principal Financial Officer)

/s/ Leslie Veluswamy	Senior Vice President, Chief	June 15, 2021
Leslie Veluswamy	Accounting Officer (Principal Accounting Officer)

/s/ Kenneth J. Mahon	Executive Chairman of the Board	June 15, 2021
Kenneth J. Mahon

Signatures	Title	Date

/s/ Marcia Z. Hefter	Lead Director	June 11, 2021
Marcia Z. Hefter

/s/ Rosemarie Chen	Director	June 12, 2021
Rosemarie Chen

/s/ Michael P. Devine	Director	June 11, 2021
Michael P. Devine

/s/ Matthew A. Lindenbaum	Director	June 17, 2021
Matthew A. Lindenbaum

/s/ Albert E. McCoy, Jr.	Director	June 13, 2021
Albert E. McCoy, Jr.

/s/ Raymond A. Nielsen	Director	June 14, 2021
Raymond A. Nielsen

/s/ Vincent F. Palagiano	Director	June 11, 2021
Vincent F. Palagiano

/s/ Joseph J. Perry	Director	June 14, 2021
Joseph J. Perry

/s/ Kevin Stein	Director	June 13, 2021
Kevin Stein

/s/ Dennis A. Suskind	Director	June 11, 2021
Dennis A. Suskind